Exhibit 99.1


FOR IMMEDIATE RELEASE                                   CONTACT: Susan Presutti
                                                        Phone: (860) 408-5493

                             SIMSBURY BANK ANNOUNCES
                          JERRY LONG AS A BANK DIRECTOR

SIMSBURY, Conn. (February 5, 2010) - Simsbury Bank, a subsidiary of SBT Bancorp (OTCBB: SBTB), is pleased to announce that Jerry W. Long has been unanimously elected to be a director of the Bank.

Martin J. Geitz, President and CEO of Simsbury Bank, said, "Jerry is a very successful entrepreneur in the information technology industry who also finds time to make a difference in numerous business and community organizations that contribute to our region's economic vitality and quality of life. As Simsbury Bank continues to leverage information technology to help our customers achieve their goals, Jerry's knowledge and experience will be invaluable to our future growth. Jerry will also bring us his perspectives as a business founder and owner in and resident of Bloomfield, the home of the Bank's fastest growing branch."

Mr. Long said, "I am excited to join Simsbury Bank's board. I know first-hand of the Bank's commitment to its customers and the community from my years as a member of its Bloomfield Advisory Board and as a customer. I am a strong believer in local financial institutions like Simsbury Bank that know and serve their customers better, are active participants in a variety of community organizations, and promote local economic growth. I am honored to help guide Simsbury Bank's future growth and development as a director."

Mr. Long has had a long career in information technology both in corporate settings and as founder of PCC Technology Group, LLC. He leads this computer consulting firm that specializes in election services software, customized applications, system integration, staff augmentation and e-commerce/e-government solutions. PCC Technology earned the "Fast Fifty" award given by Deloitte and Touche for several years and a Business Development Grant given by Fleet Development Ventures. Prior to founding PCC Technology in 1995, Mr. Long was with General Electric Company, Connecticut General Company, and The Hartford Insurance Group.

Mr. Long's commitment to community involvement is long-standing and broad. He serves on the Board of Directors of the Connecticut Business & Industry Association (CBIA), is Vice Chairman of Charter Oak State College Board of Trustees, a Director for Hartford Youth Scholars Foundation, Chairman of the Bloomfield Economic Development Commission and an advisory Board member of the Institute for Industrial and Engineering Technology at Central Connecticut State University. He is past Chairman of the Metro-Hartford Chamber of Commerce, Past President of the Bloomfield Chamber of Commerce, Past Treasurer of the Hartford Chapter of Black Data Processing Associates, and a Past Director of the Hartford Education Foundation. He is also a member of Kappa Alpha Psi fraternity, the Rotary Club of Bloomfield and a member of the Asylum Hill Congregational Church. Mr. Long has three adult children; he and his wife reside in Bloomfield, Connecticut.

SBT Bancorp Inc.'s wholly owned subsidiary, Simsbury Bank, is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers. The Bank has approximately $275 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank's wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. SBT Bancorp, Inc. is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.


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